UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2007
LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     (a) On May 14, 2007, Levitt Corporation (the “Company”) determined that the Company’s financial statements for the quarter ended March 31, 2007 should no longer be relied upon. As a result, it will be necessary to restate the Company’s previously issued financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The financial statements are being restated to properly eliminate the revenue on an intercompany transaction amounting to $444,000 between Core Communities, LLC, which comprises the Company’s Land Division, and Levitt and Sons, LLC, which comprises the Company’s Homebuilding Division. The impact of the accounting error was to overstate net income by $274,000 and diluted earnings per share by $0.01. The impact of the restatement on the unaudited financial statements as of, and for the three months ended, March 31, 2007 is summarized below (in thousands except per share data):

	As Previously	As
	Reported	Restated
Sales of real estate	$141,742	$141,298
Total revenues	$144,239	$143,795
Income before taxes	$2,029	$1,585
Provision for income taxes	$779	$609
Net income	$1,250	$976
Earnings per share (diluted)	$0.06	$0.05
Inventory of real estate	$836,303	$844,598
Total assets	$1,121,192	$1,129,487
Accounts payable, accrued liabilities, and other	$71,039	$79,778
Current income tax payable	$985	$815
Total liabilities	$776,146	$784,715
Retained earnings	$157,333	$157,059
Total shareholders’ equity	$345,046	$344,772
     The Company will include the restated results for the three months ended March 31, 2007 in an amendment on Form 10-Q/A to the Company’s previously-filed Form 10-Q for the same period. Authorized officers of the Company discussed this matter with the Audit Committee of the Company’s Board of Directors and with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2007	LEVITT CORPORATION
	By:	/s/ George P. Scanlon
		Name:	George P. Scanlon
		Title:	Chief Financial Officer